China Agritech To Be Delisted from Nasdaq

BEIJING, May 20, 2011 -- China Agritech, Inc. (NASDAQ: CAGC) ("China Agritech", or the "Company"), a leading organic compound fertilizer manufacturer and distributor in China, today announced that the Nasdaq Hearings Panel has denied the request of the Company for continued listing and has determined to delist and suspend trading of the shares on The Nasdaq Stock Market effective at the open of business on Friday, May 20, 2011. The Company’s shares are expected to subsequently trade on the OTC Market.

The Company remains committed to dispelling the allegations made against our Company. The independent investigation is proceeding under the supervision of the Special Committee. The Company expects the investigation will be completed within the next couple of months. The Company is dedicated to providing accurate and complete information to our shareholders and is focused on completing the investigation and audit process so that concerns about the Company can be properly addressed. The Company expects to be able to file the 2010 10-K within a reasonable time period after the completion of the investigation and audit process.

About China Agritech, Inc.
China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 28 provinces of China. For more information about the company, please visit http://www.chinaagritechinc.com.

Safe Harbor Statement
This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions, future operating results of the Company, capital expenditures, expansion and growth opportunities, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:
Eddie Fan	Matt Kreps
Investor Relations Director	Director of Investor Relations
China Agritech, Inc.	Shelton Group
eddiefan@chinaagritech.com	mkreps@sheltongroup.com